Exhibit 10.3

Southcross Energy Partners GP, LLC
1717 Main Street, Suite 5200
Dallas, TX 75201

STRICTLY CONFIDENTIAL

March 17, 2016

To:     Mr. Bret M. Allan

Re:     Special Executive Bonus Terms
Dear Bret:
In recognition of the critical executive role you play in Southcross Energy Partners GP, LLC (the “Company”) and its affiliates, the Company is pleased to offer you the opportunity to earn a special cash incentive award. This letter outlines the terms of the award that the Company has determined to provide to you and sets forth the terms under which you will be entitled to such payment.
Bonuses. If you remain continuously employed with the Company through the date on which Southcross Holding, LP consummates a plan of reorganization in the proposed Southcross Holdings, LP, et al., cases under chapter 11 of title 11 of the United States Code (“Restructuring Effective Date”), you shall receive a one-time special restructuring bonus payment in an amount equal to 100% of your then current annual base salary (the “Restructuring Bonus”). The Restructuring Bonus will be paid in cash in a single lump sum, less applicable withholdings, on or within 10 business days after the Restructuring Effective Date. In addition, if you remain continuously employed with the Company through November 1, 2016 (the “Retention Date”), you will receive a one-time special retention bonus payment in an amount equal to 100% of your then current annual base salary (the “Retention Bonus,” and together with the Restructuring Bonus, the “Bonuses”). The Retention Bonus will be paid in cash in a single lump sum, less applicable withholdings, on or within 10 business days after the Retention Date, unless paid before as outlined below.
Notwithstanding the foregoing, if (i) there is a Change of Control (as defined in the Southcross Energy Partners, L.P. Amended and Restated 2012 Long-Term Incentive Plan (the “LTIP”)), or (ii) your employment is involuntarily terminated by the GP without “Cause” (as defined in your Severance Agreement dated June 8, 2015 (the “Severance Agreement”)), or (iii) you resign your employment for “Good Reason” (as defined in your Severance Agreement), in any case on or after March 16, 2016 but prior to the Retention Date, then (and, in the case of your termination pursuant to either clause (ii) or (iii), subject to you signing within 21 days after your date of termination, and not revoking, a general release of claims in favor of the Company in a form reasonably acceptable to the Company (the “Release”)) you will be entitled to receive the previously unpaid portion of the Bonuses, to be paid in a single cash lump sum within 15 business days or as set out in such Release (but not before the Release becomes non-revocable).

For the avoidance of doubt, in no event will an amount greater than 200% of your current annual base salary be paid to you pursuant to the terms of this letter. It is intended that all amounts payable under this letter will be exempt from the requirements of Section 409A (as defined below) pursuant to the “short-term deferral” exemption, and any ambiguities or ambiguous terms herein shall be interpreted to give effect to such intent. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, as they may be amended or modified from time to time, and any applicable state law equivalents.

Payment. If any portion of the Bonuses is earned, such amount will be paid, less all applicable withholdings, through the regular payroll processes of the Company, provided that it is understood that all payment amounts hereunder represent solely an obligation of the Company.

Confidentiality. As a condition to receiving the Bonuses, you agree to keep confidential the contents of this letter, including the fact that you are eligible to receive the Bonuses and the terms and conditions of this letter agreement (unless and until such terms and conditions become generally available to or known by the public other than as a result of your violation of this provision). However, you may discuss this information, with your attorney, financial advisor and immediate family members on a confidential basis.

Governing Law; Assignment; Successors. This letter agreement shall be binding upon the Company and its affiliates and their respective successors and assigns and will be interpreted, enforced and governed under the laws of the State of Texas in the United States and without regard to any applicable jurisdiction’s choice of law provisions. The Company may cause any of its applicable affiliates or successors to assume all or any of the Company’s obligations hereunder and, in such event, where the context requires, all references to the Company herein shall be deemed to refer to such affiliate or successor, as applicable. This letter agreement may not be assigned by you, without the prior written consent of the Company, other than by will or the laws of descent and distribution.
No Employment Contract. This letter agreement is not a contract of employment and does not create a guarantee of continued employment with the Company or any of its affiliates or successors.
Entire Agreement. This letter agreement supersedes any and all prior agreements, negotiations and discussions of the parties with respect to the matters expressly contained herein, and it contains the entire agreement of the parties with respect to those matters.
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Please indicate your agreement with and acceptance of the foregoing by returning a countersigned copy of this letter to the undersigned at your earliest convenience.

SOUTHCROSS ENERGY PARTNERS GP, LLC

By:	/s/ John E. Bonn
Name: John E. Bonn
Title: President and CEO

Agreed and Accepted:

	/s/ Bret M. Allan	March 17, 2016
	Name: Bret M. Allan	Date